Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for First Quarter 2015; Cash Distribution of $0.36 per Unit

LOS ANGELES, CA (May 11, 2015) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced financial and operating results for the three months ended March 31, 2015. The partnership also announced a cash distribution of $0.36 per unit for the first quarter of 2015.

Keith Forman, CEO of Rentech Nitrogen, said, “Margins improved from last year’s first quarter due to strong demand for both ammonia and ammonium sulfate, higher ammonium sulfate prices and lower natural gas prices.”

“I’m pleased to report that the Pasadena plant is on track to generate positive EBITDA this year. Operating costs and capital expenditures have dropped following our restructuring, and both product prices and input costs have recently moved in the right directions. The facility reported positive EBITDA in the quarter, even while managing through constraints in the supply of ammonia from our primary supplier due to an extended turnaround at its plant.”

Mr. Forman continued, “We are nearing the end of a strong spring ammonia application period. First quarter volumes were strong, and we shipped record amounts of ammonia in April, with approximately 66,000 tons delivered. We anticipate very solid performance in the second quarter for both business units.”

Revenues for the first quarter of 2015 increased to $69.2 million, from $56.3 million in 2014. Gross profit for the first quarter of 2015 was $18.8 million, compared to $13.8 million for the same period last year. Adjusted EBITDA for the first quarter of 2015 was $19.2 million, compared to $11.5 million in the corresponding 2014 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below. Net income for the first quarter of 2015 was $9.0 million, or $0.23 per basic unit. This compares to net income of $3.1 million, or $0.08 per basic unit, for the prior year period.

East Dubuque Facility

Revenues for the first quarter of 2015 were $36.8 million, compared to $28.5 million for the same period last year. The increase was due to higher sales volumes for ammonia, partially offset by lower sales prices for ammonia and urea.

Ammonia deliveries increased due to strong demand from agricultural and industrial customers. Volumes were low in the first quarter of 2014 because production was interrupted by a planned turnaround and a fire in the fourth quarter of 2013, and production was purposely reduced in order to sell natural gas at high prices in the first quarter of 2014.

Average sales prices per ton for the first quarter of 2015 were 4% lower for ammonia and 1% higher for UAN, as compared with the same period last year. These two products comprised 78% of the East Dubuque facility’s revenues for the first quarter of 2015 and 58% for the same period last year.

Gross profit was $17.4 million for the first quarter of 2015; this compares to a gross profit of $12.4 million for the same period last year. Gross profit margin for the first quarter of 2015 was 47%, compared to 44% for the prior year period. Gross profit and margin benefited from higher sales volumes for ammonia and a $2.6 million unrealized gain on natural gas derivatives, partially offset by lower sales prices for ammonia and urea, lower natural gas sales, and increased labor costs and depreciation expense.

Adjusted EBITDA for the first quarter of 2015 was $19.3 million, compared to $13.5 million in the corresponding period in 2014.

Net income was $16.0 million for the first quarter of 2015, compared to $11.2 million for the same period last year.

Pasadena Facility

Revenues for the first quarter of 2015 were $32.4 million, compared to $27.8 million for the same period last year. The increase was due to higher sales prices for ammonium sulfate and sulfuric acid, and higher sales volumes for sulfuric acid, partially offset by lower sales volumes for ammonium sulfate and lower sales prices for ammonium thiosulfate.

Average sales prices per ton increased for ammonium sulfate by 28% and by 2% for sulfuric acid for the first quarter of 2015, as compared with the same period last year. Factors contributing to higher sales prices for ammonium sulfate include a larger proportion of higher-priced domestic sales and more favorable supply and demand conditions. Ammonium sulfate and sulfuric acid comprised 88% of the Pasadena facility’s revenues for the first quarter of 2015 and 83% for the same period last year.

Gross profit was $1.3 million for the first quarter of 2015, compared to $1.4 million for the same period last year. Gross profit margin for the first quarter of 2015 was 4%, compared to 5% for the same period last year.

Adjusted EBITDA for the first quarter of 2015 was $2.0 million, compared to $0.3 million in the corresponding period in 2014.

Net income was $0.2 million for the first quarter of 2015, compared to a net loss of $0.8 million for the same period last year.

Second Quarter 2015 Guidance

The partnership provided the following forecast for product deliveries, consumption of inputs and capital expenditures for the second quarter of 2015.

Forecasted Deliveries (in thousand tons)
East Dubuque Facility
Ammonia	83
UAN	74
Urea (liquid and granular)	14
Nitric acid	3
Pasadena Facility
Ammonium sulfate	145
Sulfuric acid	31
Ammonium thiosulfate	15
Forecasted Consumption in Deliveries
East Dubuque Facility (in million MMBtus)
Natural gas	4.3
Pasadena Facility (in thousand tons)
Ammonia	39
Sulfur	50
Sulfuric acid	140
Maintenance Capital Expenditures (in millions)
East Dubuque facility	$3.8
Pasadena facility	$2.5
Growth Capital Expenditures (in millions)[1]
East Dubuque facility	$4.4

[1]	We expect to fund growth capital expenditures with borrowings under the partnership’s credit facility.

2015 Outlook and Progress

The partnership is currently comfortable with 2015 First Call consensus estimates as of May 11, 2015, for Rentech Nitrogen’s consolidated Adjusted EBITDA of approximately $101 million and cash distribution per unit of $1.57.

Rentech Nitrogen provided the following key operating metrics, progress against its forecasted product deliveries and consumption of inputs for 2015 for the East Dubuque and Pasadena facilities:

East Dubuque Facility[1]	Locked-in or Delivered
Deliveries
Ammonia
Tons (in thousands)	94 or 46%
Average price	$567
UAN
Tons (in thousands)	74 or 25%
Average price	$279
Natural Gas in Cost of Sales
(million MMBtus)	8.1 or 62%
Average cost per million MMBtus	$3.65
(including transportation costs)
Pasadena Facility[1]
Deliveries and Commitments
Ammonium sulfate
Tons (in thousands)	197 or 37%
Average price	$247

[1]	Through March 31, 2015.

First Quarter 2015 Cash Available for Distribution

Cash distribution for the first quarter of 2015 was $14.0 million, or $0.36 per unit. This includes $1.4 million, or $0.04 per unit, of cash received by the Pasadena facility for an easement payment in April 2015. We do not expect to reduce future distributions to increase cash reserves by this amount. The distribution will be paid on May 29, 2015 to unit holders of record as of May 22, 2015. The calculation of the cash available for distribution appears below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, May 11, 2015 at 7:00 a.m. PDT, during which senior management will review the partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 9432139#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PDT on May 11 through 11:59 p.m. PDT on May 18. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 9432139#.

	For the Three Months Ended March 31,
	2015	2014
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	84	78
Ammonia Available for Sale (included in line above)	46	37
UAN	70	79
Other Products (excludes CO2)	71	77
Pasadena Facility:
Ammonium Sulfate	129	146
Sulfuric Acid	142	129
Ammonium Thiosulfate	18	20
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	31	7
UAN	48	49
Other Products (excludes CO2)	19	16
Pasadena Facility:
Ammonium Sulfate	102	112
Sulfuric Acid	39	21
Ammonium Thiosulfate	23	22
Average Sales Price per Ton
East Dubuque Facility:
Ammonia	$520	$541
UAN	$267	$265
Pasadena Facility:
Ammonium Sulfate	$245	$191
Sulfuric Acid	$87	$85
Ammonium Thiosulfate	$151	$185
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	3,021	2,858
Average Natural Gas Cost per MMBtu, including transportation cost	$4.68	$5.17
Natural Gas Cost in Cost of Sales (Thousand MMBtus)	2,186	1,521
Average Natural Gas Cost per MMBtu, including transportation cost	$3.59	$5.28
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	36	40
Ammonia in Cost of Sales (Thousand Tons)	29	32
Sulfur
Sulfur Used in Production (Thousand Tons)	52	47
Sulfur in Cost of Sales (Thousand Tons)	42	39
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	100.0%	100.0%
UAN	100.0%	97.8%
Pasadena Facility:
Ammonium Sulfate	88.9%	81.1%
Sulfuric Acid	98.5%	98.4%

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months
	Ended March 31,
	2015	2014
	(unaudited)
Revenues	$69,174	$56,280
Cost of Sales	50,391	42,516

Gross Profit	18,783	13,764
Operating Expenses
Selling, general and administrative expenses	4,336	5,278
Depreciation and amortization	429	333
Other income	(4)	(6)

Total Operating Expenses	4,761	5,605

Operating Income	14,022	8,159
Other Expense, Net
Interest expense	(5,028)	(5,004)
Other expense, net	(3)	—

Total Other Expense, Net	(5,031)	(5,004)

Income Before Income Taxes	8,991	3,155
Income tax expense	38	30

Net Income	8,953	$3,125

Basic and Diluted Net Income per Common Unit Allocated to Common Unitholders	$0.23	$0.08

Weighted-Average Shares Used to Compute Net Income per Common Share:
Basic	38,913	38,889

Diluted	38,927	38,936

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2015	2014
	(unaudited)
Revenues
East Dubuque	$36,752	$28,491
Pasadena	32,422	27,789

Total Revenues	$69,174	$56,280

Gross Profit
East Dubuque	$17,441	$12,398
Pasadena	1,342	1,366

Total Gross Profit	$18,783	$13,764

Selling, General and Administrative Expenses
East Dubuque	$1,346	$1,133
Pasadena	796	1,829

Total Segment Selling, General and Administrative Expenses	$2,142	$2,962

Depreciation and Amortization
East Dubuque	$69	$37
Pasadena	360	296

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$429	$333

Net Income (Loss)
East Dubuque	$16,022	$11,209
Pasadena	163	(786)

Total Segment Net Income	$16,185	$10,423

Reconciliation of Segment Net Income to Consolidated Net Income
Segment net income	$16,185	$10,423
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,194)	(2,316)
Partnership and unallocated income (expense) recorded as other income (expense)	(29)	—
Unallocated interest expense and loss on interest rate swaps	(5,009)	(4,982)

Consolidated Net Income	$8,953	$3,125

Rentech Nitrogen Partners, L.P.

Selected Balance Sheet Data

(Stated in Thousands)

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
Cash	$32,406	$28,028
Working capital	16,506	14,499
Construction in progress	14,997	47,758
Total assets	432,202	414,316
Total debt	339,000	335,000
Total Partners’ capital	6,436	8,891

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus interest expense and other financing costs, loss on debt extinguishment, income tax expense, and depreciation and amortization. We calculate cash available for distribution as used in this table as Adjusted EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Non-GAAP financial measures should not be considered alternatives to any measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Adjusted EBITDA to net income (loss) for the first quarter of 2015. It also reconciles cash available for distribution to Adjusted EBITDA for the first quarter of 2015.

	For the Three Months Ended March 31, 2015
	East Dubuque	Pasadena	Partnership
(Stated in thousands, except per unit data)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$16,022	$163	$(7,232)	$8,953
Plus: Net interest expense	19	—	5,009	5,028
Plus: Income tax expense	15	23	—	38
Plus: Depreciation and amortization	3,308	1,835	—	5,143
Plus: Other	(26)	—	29	3

Adjusted EBITDA	$19,338	$2,021	$(2,194)	$19,165
Plus: Non-cash compensation expense	—	—	326	326
Less: Maintenance capital expenditures	(1,750)	(138)	—	(1,888)
Less: Net interest expense	(19)	—	(5,009)	(5,028)
Plus: Distribution of cash reserves	—	—	1,434	1,434

Cash available for distribution	$17,569	$1,883	$(5,443)	$14,009

Cash available for distribution, per unit	$0.45	$0.05	$(0.14)	$0.36

Common units outstanding	38,913	38,913	38,913	38,913

The table below reconciles Adjusted EBITDA to net income (loss) for the first quarter of 2014.

	For the Three Months Ended March 31, 2014
	East Dubuque	Pasadena	Partnership
(Stated in thousands)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$11,209	$(786)	$(7,298)	$3,125
Plus: Net interest expense	22	—	4,982	5,004
Plus: Income tax expense	3	27	—	30
Plus: Depreciation and amortization	2,242	1,062	—	3,304

Adjusted EBITDA	$13,476	$303	$(2,316)	$11,463

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel; it uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for the second quarter 2015; First Call consensus estimates of our 2015 EBITDA and distribution per unit; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available on Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release. Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rnp.net